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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

INHALE THERAPEUTIC SYSTEMS, INC.,
a Delaware corporation;

SQUARE ACQUISITION CORP.,
an Alabama corporation;

SHEARWATER CORPORATION,
an Alabama corporation;

CERTAIN SHAREHOLDERS OF SHEARWATER CORPORATION

and

J. MILTON HARRIS,
as Shareholders' Agent

Dated as of May 22, 2001

EXHIBITS

Exhibit A	—	Certain definitions
Exhibit B	—	Directors and officers of Surviving Corporation
Exhibit C	—	Escrow Agreement
Exhibit D	—	Shareholder's Certificate
Exhibit E	—	Forms of tax representation letters
Exhibit F	—	Persons to sign Employment and Noncompetition Agreements
Exhibit G	—	Form of Employment Agreement
Exhibit H	—	Form of Noncompetition Agreement
Exhibit I	—	Lock-Up Agreement
Exhibit J	—	Registration Rights Agreement
Exhibit K	—	Form of Release
Exhibit L	—	Matters to be opined on by Bradley Arant Rose & White LLP
Exhibit M	—	Certain employees
Exhibit N	—	Matters to be opined on by Cooley Godward LLP
Exhibit O	—	Matters to be opined on by Inhale
Exhibit P	—	Letter Agreement by and between the Company and Simon Pedder
Exhibit Q	—	Form of Cooley Godward LLP tax opinion

i

2.18	Related Party Transactions	19
2.19	Legal Proceedings; Orders	20
2.20	Authority; Binding Nature of Agreement	20
2.21	Non-Contravention; Consents	21
2.22	Vote Required	21
2.23	Full Disclosure	22
2.24	Financial Advisor	22
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		22
3.1	Due Organization	22
3.2	SEC Filings; Financial Statements	22
3.3	Authority; Binding Nature of Agreement	23
3.4	Valid Issuance	23
3.5	Non-Contravention; Consents	23
3.6	Capitalization	24
3.7	Absence of Changes	24
3.8	Liabilities	25
3.9	Legal Proceedings	25
3.10	Compliance with Legal Requirements	25
3.11	Proprietary Assets	25
SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDERS		25
4.1	Access and Investigation	25
4.2	Operation of the Company's Business	25
4.3	Notification; Updates to Disclosure Schedule	27
4.4	No Negotiation	28
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		28
5.1	Filings and Consents	28
5.2	Sale of Parent Common Stock; Shareholder's Certificates	28
5.3	Company Shareholders' Consent	29
5.4	Public Announcements	29
5.5	Best Efforts	29
5.6	Tax Matters	29
5.7	Employment and Noncompetition Agreements	29

5.8	Lock-Up Agreement	29
5.9	Employee Related Matters	29
5.10	Tax-Free Reorganization	30
5.11	FIRPTA Matters	30
5.12	Release	30
5.13	Termination of Employee Plans	30
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		30
6.1	Accuracy of Representations	30
6.2	Performance of Covenants	31
6.3	Shareholder Approval	31
6.4	Consents	31
6.5	Agreements and Documents	31
6.6	FIRPTA Compliance	32
6.7	Blue Sky Compliance	32
6.8	HSR Act	32
6.9	Listing	32
6.10	No Restraints	32
6.11	No Legal Proceedings	32
6.12	Employees	32
6.13	Termination of Employee Plans	32
6.14	Amendment of Real Property Lease	32
6.15	Payment of Receivable	33
6.16	No issuance of Capital Stock	33
6.17	No Material Adverse Change	33
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		33
7.1	Accuracy of Representations	33
7.2	Performance of Covenants	33
7.3	No Restraints	33
7.4	Consents	33
7.5	Agreements and Documents	33
7.6	HSR Act	34
7.7	Listing	34
7.8	Tax Opinion	34

7.9	Payment of Consideration	34
SECTION 8. TERMINATION		34
8.1	Termination Events	34
8.2	Termination Procedures	35
8.3	Effect of Termination	35
SECTION 9. INDEMNIFICATION, ETC.		43
9.1	Survival of Representations, Etc.	35
9.2	Indemnification by Shareholders	35
9.3	No Contribution	37
9.4	Interest	37
9.5	Defense of Third Party Claims	37
9.6	Exercise of Remedies by Indemnitees Other Than Parent	37
SECTION 10. MISCELLANEOUS PROVISIONS		38
10.1	Designated Shareholders' Agent	38
10.2	Further Assurances	38
10.3	Fees and Expenses	38
10.4	Attorneys' Fees	38
10.5	Notices	39
10.6	Confidentiality	39
10.7	Time of the Essence	40
10.8	Headings	40
10.9	Counterparts	40
10.10	Governing Law	40
10.11	Successors and Assigns	40
10.12	Specific Performance	40
10.13	Waiver	40
10.14	Amendments	40
10.15	Severability	40
10.16	Parties in Interest	41
10.17	Entire Agreement	41
10.18	Construction	41

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AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

    This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 22, 2001, by and among: Inhale Therapeutic Systems, Inc., a Delaware corporation ("Parent"); Square Acquisition Corp., an Alabama corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Shearwater Corporation, an Alabama corporation (the "Company"); J. Milton Harris as Shareholders' Agent (as defined below) and a Designated Shareholder (as defined below) and Puffinus, L.P., a Delaware limited partnership (together with J. Milton Harris, the "Designated Shareholders"). The Designated Shareholders are sometimes referred to in this Agreement as the "Signing Shareholders." Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

    A.  Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement and the Alabama Business Corporation Act (the "Merger"). Upon consummation of the Merger, the Company will cease to exist.

    B.  It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

    C.  The Merger and this Agreement each have been approved by the respective boards of directors of Parent, Merger Sub and the Company.

    D.  The Designated Shareholders own a total of 829,961 shares of the Common Stock (par value $.01 per share) of the Company ("Company Common Stock"). Contemporaneously with the execution and delivery of this Agreement, the Signing Shareholders are executing and delivering to Parent a Shareholder Agreement of even date herewith.

Agreement

    The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

    1.1  Merger of the Company into Merger Sub; Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation"). Upon the terms and subject to the conditions set forth in this Agreement, as consideration for the Merger, the Parent shall issue to the shareholders of the Company and holders of Company Options (as defined below) an aggregate of (a) 4,000,000 shares (including shares issuable pursuant to Company Options assumed by Parent as set forth in Section 1.6) of Parent Common Stock (the "Stock Consideration") and (b) $72,500,000 in cash (the "Cash Consideration" and collectively the "Merger Consideration").

    1.2  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Alabama Business Corporation Act.

    1.3  Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. at such time and date during the period from the date hereof through July 31, 2001, unless extended by the parties hereto, as Parent and Company may mutually agree, which date shall be no later than the third business day following the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (the "Scheduled Closing Time"). The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with the Closing, properly executed articles of merger conforming to the requirements of the Alabama Business Corporation Act shall be filed with the Secretary of State of the State of Alabama to effect the Merger. The Merger shall become effective at the time such articles of merger are filed with the Secretary of State of the State of Alabama (the "Effective Time").

    1.4  Articles of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

    (a) the Articles of Incorporation of the Surviving Corporation shall conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

    (b) the Bylaws of the Surviving Corporation shall conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

    (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit B.

    1.5  Conversion of Shares.

    (a) Subject to Sections 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) the "Applicable Number" (as defined in Section 1.5(b)(i)) of shares of the common stock of Parent Common Stock and (ii) the "Applicable Cash Payment" (as defined in Section 1.5(b)(ii)).

    (b) For purposes of this Agreement:

       (i) The "Applicable Number" shall be the quotient (which number shall not be rounded) obtained by dividing (A) 4,000,000 by (B) the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(iii)).

      (ii) The "Applicable Cash Payment" shall be the quotient (which number shall not be rounded) obtained by dividing (A) the Cash Consideration by (B) the Adjusted Fully Diluted Company Share Amount.

      (iii) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

    (c) Except with respect to (i) the Company's Founding Shareholders Buy Sell Agreement, as amended, and the 1996 Stock Option Plan Shareholders' Buy Sell Agreement, as amended, each of which shall be terminated on or before the Closing Date, (ii) Company Options which accelerate as a result of the transactions contemplated by this Agreement, and (iii) the repurchase rights provided in the Company's 1996 Nonqualified Stock Option Plan, which rights shall be waived, or eliminated from the provisions of such plan through an amendment to such plan or other effective action of the Company, if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock and Applicable Cash Payment issued in exchange for such shares of Company

Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, and such certificates and the Applicable Cash Payment issued in exchange for such shares, may, at the option of Parent, be held in escrow by Parent until the repurchase option, risk of forfeiture or other condition shall have lapsed.

    (d) If, prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Applicable Number of shares of Parent Common Stock.

    1.6  Employee Stock Options.  At the Effective Time, each stock option that is then outstanding under the Company's 1996 Nonqualified Stock Option Plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1996 Nonqualified Stock Option Plan and the stock option agreement by which such Company Option is evidenced. The term "Company Option" shall not include any options described on Part 1.6 of the Disclosure Schedule. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock (subject to applicable withholding) in accordance with subsections (a), (b), (c), (d) and (e) of this Section 1.6. From and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Number, rounded down to the nearest whole number of shares of Parent Common Stock; (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Number, and rounding the resulting exercise price up to the nearest whole cent; (d) except as set forth in subsection (e) below or as may result from the consummation of the transactions contemplated by this Agreement, all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, and other provisions of such Company Option shall otherwise remain unchanged; and (e) the Company's 1996 Nonqualified Stock Option Plan shall be amended, the applicable provisions waived or such other necessary action of the Company taken, to (i) clarify the rights of Parent, including under Section 5.3 of such Plan, to assume the Company's Options in accordance with this Agreement and upon the occurrence of certain corporate transactions; (ii) eliminate the Company's repurchase rights with respect to the Company's Options set forth in Section 6.9 of such Plan and the Company Common Stock issuable upon exercise of such Company Options under Article VII of such Plan; (iii) provide for a 90-day period after termination of employment, engagement and directorship, as the case may be, to exercise the Company Options; (iv) eliminate the provisions of Section 9.2 of such Plan (to the extent the ongoing effect of such provision would have an adverse effect on the holders of Company Options); and (v) make other conforming amendments as agreed upon by the Parent and the Company; provided, however, that, except for the Company Options listed on Part 1.6 of the Disclosure Schedule, all such Company Options shall immediately vest and become exercisable at the Effective Time; and provided, further, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. In addition, as of the Effective Time, each holder of an assumed Company Option shall be entitled to receive a cash payment equal to the product of the Applicable Cash Payment and the number of shares of Company Common Stock that were subject to such assumed Company Option immediately prior to the Effective Time (the "Company Option Cash Payment"), subject to applicable withholding. The Company and Parent shall take all action that may be necessary (under the Company's 1996 Nonqualified Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send or deliver to each holder of an assumed Company Option (A) a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option, and (B) the applicable Company Option Cash Payment. Parent shall file with the SEC, not later than the earlier of (y) forty-five (45) days following the Closing Date, or (z) five (5) days following the filing of any current report on Form 8-K required to be filed by Parent after the Closing with respect to the transactions contemplated herein (which report shall include all financial statements required to be included in such report), a registration statement on Form S-8 (or any successor or appropriate form) registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement, including the prospectus or prospectuses contained therein, for so long as such Company Options remain outstanding.

    1.7  Closing of the Company's Transfer Books.  At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

    1.8  Exchange of Certificates; Escrow Consideration.

    (a) On or before the Effective Time, Parent will deposit that portion of the Cash Consideration payable with respect to the outstanding shares of Company Common Stock with the Escrow Agent who shall have received instructions with respect to distribution in accordance with the Escrow Agreement (as defined below). Within five (5) days prior to the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for (A) certificates representing Parent Common Stock and (B) the appropriate cash payment. Upon surrender of a Company Stock Certificate to the Escrow Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Escrow Agent or the Company's Transfer Agent, the holder of such Company Stock Certificate shall receive in exchange therefor: (i) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 after giving effect to the Escrowed Shares (as defined below); (ii) a cash payment, made by the Escrow Agent to the record owner of such Company Stock Certificate, in an amount equal to the cash payment such holder has a right to receive pursuant to the provisions of Section 1.5 after giving effect to the Escrowed Cash (as defined below); and the Company Stock Certificate so surrendered shall be canceled. The parties have determined to establish an escrow of a portion of the Merger Consideration having a value as of the Effective Time of $12,000,000.00 (the "Escrow Consideration") and which is comprised of (i) that portion of the Cash Consideration having a value equal to the product of (A) the Escrow Consideration and the (B) the quotient obtained by dividing the value of the aggregate Cash Consideration by the value of the Merger Consideration on the date prior to the Closing Date (valuing the Parent Common Stock at the Parent Stock Price (the "Escrowed Cash") and (ii) that portion of the Stock Consideration having a value equal to the product of (A) the Escrow Consideration and the (B) the quotient obtained by dividing the value of the aggregate Stock Consideration on the date prior to the Closing Date (valuing the Parent Common

Stock at the Parent Stock Price) by the value of the Merger Consideration on the date prior to the Closing Date (valuing the Parent Common Stock at the Parent Stock Price) (the "Escrowed Shares"). As soon as practicable after the Effective Time, Parent shall deliver to the Escrow Agent, on behalf and in the name of each Company shareholder, a certificate representing the Escrowed Shares. The Escrow Consideration shall be held by the Escrow Agent under the terms of the Escrow Agreement substantially in the form of Exhibit C hereto (as such form may be reasonably amended at the request of the Escrow Agent) for the purposes of funding any indemnification obligations that may arise under or be incurred by the shareholders of the Company pursuant to Section 9 hereof. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender: (i) a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1; and (ii) a cash payment as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of: (i) any certificate representing Parent Common Stock; or (ii) any cash payment, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment due pursuant to Section 1.5 or in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

    (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Price.

    (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company or Company Option pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company or Company Option for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9  Dissenting Shares.

    (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are held by any Person who is entitled to demand and properly notifies the Company of such Person's intent to demand payment of the fair value of the shares held by such Person pursuant to, and who has complied in all respects with Article 13 of the

Alabama Business Corporation Act to the extent such compliance is required prior to the Effective Time ("Dissenting Shares"), shall not be converted into or represent the right to receive: (i) Parent Common Stock in accordance with Section 1.5, or (ii) any cash payment in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Article 13 of the Alabama Business Corporation Act; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value of such holder's Dissenting Shares pursuant to Article 13 of the Alabama Business Corporations Act, then the rights of such holder to be paid the fair value of such holder's Dissenting Shares shall cease, and such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) (i) Parent Common Stock in accordance with Section 1.5, and (ii) the appropriate cash payment in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

    (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to pay fair value of any shares of capital stock of the Company pursuant to Article 13 of the Alabama Business Corporation Act and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Alabama Business Corporation Act, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

    1.10  Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11  Accounting Treatment.  For accounting purposes, the Merger is intended to be treated as a purchase.

    1.12  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS

    The Company and the Designated Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

    2.1  Due Organization; No Subsidiaries; Etc.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

    (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Shearwater Corporation."

    (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

    (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

    (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, since December 31, 1999, the Company has not owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity (except to the extent that any of the Company Contracts could be construed as an indirect interest in any Entity). Except as set forth on Part 2.1 of the Disclosure Schedule, the Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity (except to the extent that any of the Company Contracts could be construed as an indirect interest in any Entity). Except as set forth on Part 2.1 of the disclosure Schedule the Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest (except to the extent that any of the Company Contracts could be construed as an indirect interest in any Entity).

    2.2  Articles of Incorporation and Bylaws; Records.  The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not in all material respects reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors that could reasonably be expected to have a Material Adverse Effect on the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3  Capitalization, Etc.

    (a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, par value $0.01 per share, of which 1,008,563 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule lists each agreement pursuant to which the Company holds a repurchase option and to which any of such shares is subject.

    (b) The Company has reserved 300,000 shares of Company Common Stock for issuance under its 1996 Nonqualified Stock Option Plan, of which options to purchase 289,446 shares are outstanding (not including any options which may have been or will be granted as described on Part 1.6 of the Disclosure Schedule) as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement:

(i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; and (v) the exercise price per share of Company Common Stock purchasable under such Company Option. None of the Company Options have been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Designated Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

    (c) All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

    (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Alabama Business Corporation Act and all other applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

    2.4  Financial Statements.

    (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

       (i) The audited balance sheet of the Company as of June 30, 2000, and the related audited income statement, statement of shareholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young, LLP relating thereto;

      (ii) The unaudited balance sheet of the Company as of June 30, 1999, and the related unaudited income statement, statement of shareholders' equity, and statement of cash flows of the Company for the year then ended; and

      (iii) the unaudited balance sheet of the Company as of March 31, 2001 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended.

    (b) Except as set forth in Part 2.4 of the Disclosure Schedule, the Company Financial Statements fairly present the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i) and 2.4(a)(ii)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which, except as set forth on part 2.4 of the Disclosure Schedule, will not, individually or in the aggregate, be material in magnitude).

    2.5  Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since March 31, 2001:

    (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, results of operations of the Company taken as whole, and, to the knowledge of the Company and the Designated Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

    (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

    (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

    (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security(except for Company Options described in Part 2.3 of the Disclosure Schedule);

    (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (except to the extent that this transaction would cause such an acceleration or as otherwise contemplated by this Agreement), (i) any provision of its 1996 Nonqualified Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

    (f)  there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity (except to the extent that any Company Contract could be construed as an indirect interest in any Entity);

    (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since March 31, 2001, exceeds $100,000.

    (i)  the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

    (j)  the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

    (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

    (l)  the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

    (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

    (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than bonuses and raises paid in the ordinary course of business and consistent with past practice that do not exceed $5,000 individually or $100,000 in the aggregate, or (iii) hired any new employee with an expected aggregate annual compensation in excess of $40,000;

    (o) the Company has not changed any of its methods of accounting or accounting practices;

    (p) the Company has not made any Tax election (except to the extent the filing of the Company's Tax returns in the ordinary course of business constitutes a Tax election);

    (q) the Company has not commenced or settled any Legal Proceeding;

    (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or otherwise inconsistent with its past practices; and

    (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

    2.6  Title to Assets.

    (a) The Company owns, and has good, valid and marketable title to, all real property and tangible personal property (other than Proprietary Assets) purported to be owned by it, including: (i) all real property and tangible personal property reflected on the Unaudited Interim Balance Sheet; and (ii) all other real property and tangible personal property (other than Proprietary Assets) reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said real property and tangible personal property (other than Proprietary Assets) are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the real property and tangible personal property (other than Proprietary Assets) subject thereto or materially impair the operations of the Company.

    (b) Part 2.6 of the Disclosure Schedule identifies all real property and tangible personal property (other than Proprietary Assets) that are material to the business of the Company and that are being leased or licensed to the Company.

    2.7  Bank Accounts; Receivables.

    (a) Part 2.7(a) of the Disclosure Schedule accurately sets forth the account number, bank or financial institution, authorized signators and account balance (as of the business day immediately prior to the date of this Agreement) with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, and identifies the securities or other interests held in such accounts (as of the business day immediately prior to the date of the Agreement).

    (b) Part 2.7(b) of the Disclosure Schedule accurately sets forth a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2001. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2001, and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

    2.8  Equipment; Real Property and Leasehold.

    (a) All material items of equipment and other material tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

    (b) The Company does not own any real property or any interest in real property, except for the real property and leasehold interests created under the real property leases identified in Part 2.10 of the Disclosure Schedule.

    2.9  Proprietary Assets.

    (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of each other material Proprietary Asset owned by the Company necessary to conduct the business of the Company as currently conducted to the extent that the Company maintains written documentation of such Proprietary Assets. Part 2.9(a)(iii) of the Disclosure Schedule identifies each Contract containing any ongoing royalty or payment obligations in excess of $10,000 annually with respect to each Proprietary Asset that is licensed or otherwise made available to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $5,000). Except as set forth in Part 2.9(c) of the Disclosure Schedule, the Company owns all of the Company Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Company Proprietary Assets subject thereto or materially impair the operations of the Company. To the knowledge of the Company, and the Designated Shareholders, the Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company and with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, there is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

    (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality and value of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has secured agreements with each current or former employee, consultant and independent contractor of the Company who prior to the date hereof was involved in, or who has contributed to, the creation or development of any Company Proprietary Asset identified or required to be on Part 2.9(a)(i) or 2.9(a)(ii) of the Disclosure Schedule (containing no exceptions to or exclusions from the scope of its coverage) securing ownership and assignment of any such contributions to the Company and which, in substance, are the same in all material respects as the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent. Other than with respect to ongoing royalty and payment obligations under Material Contracts identified on Part 2.10 of the Disclosure Schedule (with the exception of those identified under the heading "Confidential Disclosure Agreements"), no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset identified or required to be on Part 2.9(a)(i) or 2.9(a)(ii) of the Disclosure Schedule.

    (c) Except as set forth in Part 2.9(c) of the Disclosure Schedule, (i) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting, (ii) none of the Company Proprietary Assets identified or required to be identified on part 2.9(a)(i) or Part 2.9(a)(ii) of the Disclosure Schedule and to the knowledge of the Company and the Designated Shareholders none of the Company Proprietary Assets identified or required to be identified on part 2.9(a)(iii) of the Disclosure Schedule infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person or has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iii) the Company has never received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) to the knowledge of the Company and the Designated Shareholders, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

    (d) Except as set forth in Section 2.9(d) Company Proprietary Asset conforms with any enforceable specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Company and Designated Shareholders, there is no basis for any such claim.

    (e) Except as set forth in Part 2.9(c) of the Disclosure Schedule, the Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct their business in the manner in which such business has been and is being conducted. Except under Material Contracts identified on Part 2.10 of the Disclosure Schedule (with the exception of those identified under the heading "Confidential Disclosure Agreements"), the Company has not licensed any of the material Company Proprietary Assets to any Person on an exclusive basis. Except under Material Contracts identified on Part 2.10 of the Disclosure Schedule, the Company has not entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Company to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

    2.10  Contracts.

    (a) Part 2.10 of the Disclosure Schedule lists or identifies:

       (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor which involves payments by the Company in excess of $100,000 annually or, with respect to employees, does not permit the Company to terminate the employment of such employee at will and without the payment of severance;

      (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

      (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

      (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship involving payments to or from the Company in excess of $100,000 per year;

      (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

      (vi) each Company Contract relating to the voting and any other rights or obligations of a shareholder of the Company, including, without limitation, any registration rights;

     (vii) each Company Contract relating to any merger, consolidation, reorganization or any similar transaction with respect to the Company;

     (viii) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company having a value in excess of $100,000;

      (ix) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

      (x) each Company Contract which provides for indemnification of any officer, director, employee or agent;

      (xi) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

     (xii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

     (xiii) each Company Contract constituting or relating to a Government Contract or Government Bid;

     (xiv) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

     (xv) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

     (xvi) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xvi)" above are referred to in this Agreement as "Material Contracts.")

    (b) The Company has delivered to Parent or its counsel accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract identified in Part 2.10 of the Disclosure Schedule that is not in written form. Except as set forth on Part 2.10 of the Disclosure Schedule, each Contract identified in Part 2.10 of the Disclosure Schedule (other than Contracts, which by their terms have expired) is valid and in full force and effect, and, to the knowledge of the Company and the Designated Shareholders, is enforceable in all material respects by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, (iii) to the extent any indemnification or contribution provisions therein may be limited by applicable law; and (iv) such invalidity or unenforceability as could not reasonably be expected to have a Material Adverse Effect on the Company.

    (c) Except as set forth in Part 2.10 of the Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect on the Company:

       (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company and the Designated Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

      (ii) to the knowledge of the Company and the Designated Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

      (iii) since December 31, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

      (iv) the Company has not waived any of its material rights under any Company Contract.

    (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

    (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company, in all material respects, to conduct its business in the manner in which its business is currently being conducted.

    (f)  Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract relating to a Company Proprietary Asset that could reasonably be expected to involve payments to or from the Company in excess of $100,000, and as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2001.

    2.11  Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring liabilities that have been incurred by the Company since March 31, 2001 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule that are expressly set forth in Part 2.10 of the Disclosure Schedule and identifiable by reference to the text of such Company Contracts; (d) the liabilities identified in Part 2.11 of the Disclosure Schedule; and (e) liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company.

    2.12  Compliance with Legal Requirements.  The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1997 the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement which violation or noncompliance could reasonably be expected to have a Material Adverse Effect on the Company.

    2.13  Governmental Authorizations.  Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted except where failure to hold such Government Authorization has not and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified or required to be identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any such Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

    2.14  Tax Matters.

    (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) to the extent required to be filed on or before the Closing Date, and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements to the extent required to be filed on or before the Closing Date. All amounts shown to be due on or before the Closing Date on the Company Returns required to be filed on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent copies of all Company Returns filed which have been requested by Parent.

    (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established a reserve in accordance with generally accepted accounting principles and will continue to reserve on its books, consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 2001 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

    (c) Except as set forth on Part 2.14 of the Disclosure Schedule, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

    (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Proceeding is pending or to the knowledge of the Company and the Designated Shareholders has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Except as set forth on Part 2.14 of the Disclosure Schedule, the Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or, to the knowledge of the Company and the Designated Shareholders, 263A of the

Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (e) Except as set forth on Part 2.14 of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement, agreement to compensate any Person for any golden parachute tax or similar Contract. The Company has not made a distribution of stock of a controlled corporation within the meaning of the Section 355 of the Code.

    2.15  Employee and Labor Matters; Benefit Plans.

    (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee or director of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

    (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Designated Shareholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

    (c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

    (d) With respect to each Plan, the Company has delivered to Parent:

       (i) an accurate and complete copy of such Plan (including all amendments thereto);

      (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

      (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications updating the most recent summary plan description, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

      (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

      (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

      (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to the standardized prototype 401(k) Plan which has been adopted by the Company (if such Plan is intended to be qualified under Section 401(a) of the Code).

    (e) The Company is not required to be, and, to the best of the knowledge of the Company and the Designated Shareholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company and the Designated Shareholders, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

    (f)  The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

    (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

    (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

    (i)  Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

    (j)  Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor the Designated Shareholders is aware of any reason why any such determination letter should be revoked.

    (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits, other than acceleration of vesting of the Company Options and immediate vesting upon termination of the Company's 401(k) Plan.

    (l)  Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

    (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

    (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

    (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and neither the Company nor the Designated Shareholders have any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

    2.16  Environmental Matters.

    (a) Except as set forth on Part 2.16(a) of the Disclosure Schedule, the Company (including with respect to all property that is owned by, leased to, controlled by or used by the Company and all surface water, groundwater and soil associated with or adjacent to such property) is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on Part 2.16(a) of the Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance in all material respects with any Environmental Law, and, to the knowledge of the Company and the Designated Shareholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company and the Designated Shareholders, no current or prior owner of any property owned by, leased to, controlled by or used by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

    (b) Except as set forth in Part 2.16(a) of the Disclosure Schedule, the Company has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Materials of Environmental Concern. Except as set forth in Part 2.16(a) of the Disclosure Schedule, no Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible or potential liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Company becoming subject to, any such liability.

    (c) All material Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16(c) of the Disclosure Schedule.

    (d) The Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, to the knowledge of the Company and the Designated Shareholders, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

    (e) To the knowledge of the Company and the Designated Shareholders (after due inquiry), except as set forth in Part 2.16(e) of the Disclosure Schedule, the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Materials of Environmental Concern (whether lawfully or unlawfully). To the knowledge of the Company and the Designated Shareholders (after due inquiry), except as set forth in Part 2.16(e) of the Disclosure Schedule, the Company has never permitted (knowingly or otherwise) any Materials of Environmental Concern to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Company in violation of any Environmental Law.

    (f)  Except as described on Part 2.16(f) of the Disclosure Schedule, none of the property owned by, leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, or underground injection wells.

    2.17  Insurance.  Part 2.17 of the Disclosure Schedule identifies all property and casualty insurance policies maintained by, at the expense of or for the benefit of the Company relating to the business operations and assets of the Company and identifies any material claims made thereunder since December 31, 1997, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1997, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any claim under any such insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy.

    2.18  Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1997 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1997 been, indebted to the Company; (c) no Related Party has entered into, or has had since December 31, 1997 any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time, competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) the Designated Shareholders; (ii) each individual who is, or who has at any time been an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds

(or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

    2.19  Legal Proceedings; Orders.

    (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company and the Designated Shareholders) no Person has overtly threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or, to the knowledge of the Company and the Designated Shareholders, assets used by the Company or any Person whose liability with respect to such Legal Proceeding the Company has or may have retained or assumed, either contractually or by operation of law that could reasonably be expected to have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company and the Designated Shareholders, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any Legal Proceeding that could reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Except as set forth in Part 2.19 of the Disclosure Schedule, since December 31, 1997, no Legal Proceeding has been commenced by or has been pending against the Company.

    (c) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. The Designated Shareholders are not subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. No officer or, to the best of the knowledge of the Company and the Designated Shareholders, any other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

    2.20  Authority; Binding Nature of Agreement.

    (a) The Company has all requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby, subject to adoption of this Agreement by the Company's shareholders; and the execution and delivery of this Agreement and consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors, subject to the adoption of this Agreement by the Company's shareholders and the filing of the Articles of Merger pursuant to the Alabama Business Corporation Act. Assuming due authorization, execution and delivery by Parent and Merger Sub of this Agreement and assuming the adoption of this Agreement by the Company's shareholders, this Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and similar matters, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    (b) The Company's board of directors has (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; and (ii) unanimously recommended the approval and adoption of this Agreement to the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders in accordance with Section 5.3.

    (c) No Alabama takeover statute or similar Legal Requirement of Alabama applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

    2.21  Non-Contravention; Consents.  Assuming (A) the proper filing of the Articles of Merger pursuant to the Alabama Business Corporation Act, (B) the receipt of all Consents identified as being required on Part 2.21 of the Disclosure Schedule, (C) proper Filings, registrations, or declarations are made or obtained pursuant to the Securities Act, Exchange Act and securities laws of any foreign jurisdiction, and (D) the proper filings required to be made under the HSR Act are made and applicable waiting periods have passed and compliance with any applicable antitrust laws of any foreign country, neither (1) the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a) conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

    (b) give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement;

    (c) conflict with or result in a violation of, or give any Governmental Body or other Person (other than shareholders of the Company in connection with the exercise of their dissenters' rights) the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject except as could not reasonably be expected to have a Material Adverse Effect on the Company;

    (d) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company except as could not reasonably be expected to have a Material Adverse Effect on the Company;

    (e) conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

    (f)  result in the imposition or creation of any lien or other Encumbrance upon any asset owned or to the knowledge of the Company and the Designated Shareholders, any asset used by the Company (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement except for the filing of the Articles of Merger pursuant to the Alabama Business Corporation Act, and such filings as may be required under the HSR Act and the antitrust laws of any foreign country.

    2.22  Vote Required.  The affirmative vote of the holders of two-thirds of the Company Common Stock, voting as a single class, outstanding on the record date for the Company's stockholders' meeting (or the written consent in lieu thereof) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

    2.23  Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

    2.24  Financial Advisor. Except for Robertson Stephens, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that have been paid by the Company to Robertson Stephens, Inc. and all fees, commissions and other amounts that may become payable to Robertson Stephens, Inc. by the Company if the Merger is consummated will not exceed the amounts to be paid pursuant to the agreements listed on Part 2.24 of the Disclosure Schedule. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Robertson Stephens, Inc.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows:

    3.1  Due Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power (corporate and other) and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any Contract by which it is bound. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has full power (corporate and other) and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any Contract by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Sub.

    3.2  SEC Filings; Financial Statements.

    (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-3 or S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2000 and the date of this Agreement (the "Parent SEC Documents"). Since January 1, 2000, all reports required to have been filed by the Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be). The Parent SEC Documents (as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain, this Agreement does not contain, and the certificate to be delivered pursuant to Section 7.5(b) herein will not contain, any untrue statement of a material fact and the Parent SEC Documents (as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not omit, this Agreement does not omit and the certificate to be delivered pursuant to Section 7.5(b) herein will not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were, are or will be made (as the case may be), not misleading.

    (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.3  Authority; Binding Nature of Agreement.  Parent and Merger Sub have all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors subject to the filing of the Articles of Merger pursuant to the Alabama Business Corporation Act. No vote of Parent's stockholders is needed to approve the Merger. Assuming due authorization, execution and delivery by the Company and adoption of this Agreement by the Company's shareholders, this Agreement will constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and similar matters, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.4  Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

    3.5  Non-Contravention; Consents.  Assuming (A) the proper filing of the Articles of Merger pursuant to the Alabama Business Corporation Act, (B) proper filings, registrations, or declarations are made or obtained pursuant to the Securities Act, Exchange Act, any state securities laws or securities laws of foreign jurisdictions; (C) the proper filings required to be made under the HSR Act are made and applicable waiting periods have passed and compliance with any applicable antitrust laws of any foreign country; and (D) the truth and accuracy of the representations of the Company's shareholders set forth in the Shareholders' Certificates, except as could not reasonably be expected to have a Material Adverse Effect on parent neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) (1) conflict with or result in a violation of (i) any of the provisions of the certificate or articles of incorporation (as applicable) or bylaws of Parent or Merger Sub, (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub, (iii) any provision of any Contract filed as an exhibit to any of the Parent SEC Documents or (iv) any Legal Requirement applicable to Parent or Merger Sub; (2) give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment, or decree to which Parent or Merger Sub or any of the assets owned, or to the knowledge of Parent and Merger Sub, asset used by Parent or Merger Sub; (3) conflict with result in the violation of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or any of the assets owned, or to the knowledge of Parent and Merger Sub, assets used by Parent or Merger Sub; or (4) conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract to which Parent or Merger Sub is a party or give any person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract, or (iii) cancel, terminate or materially modify any term of such material contract. Neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for (A) the filing of the articles of merger with the Secretary of State of the State of Alabama, (B) the filing of a Notification of Listing of Additional Shares with the Nasdaq National Market, (C) the filings required under the HSR Act, and (D) such filings, registrations, declarations and reports as required pursuant to the Securities Act, Exchange Act, state securities laws or securities laws of foreign jurisdictions.

    3.6  Capitalization

    (a) The authorized capital stock of Parent consists of 300,000,000 of Parent Common Stock, of which 51,485,207 shares were issued and outstanding as of March 31, 2001 and 10,000,000 shares of preferred stock, of which no shares were issued and outstanding as of March 31, 2001. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassesable.

    (b) As of March 31, 2001, an aggregate of 11,432,000 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock pursuant to the Company's 2000 Non-Officer Equity Incentive Plan, as amended, 2000 Equity Incentive Plan and 1994 Non-Employee Director Stock Option Plan, as amended and options assumed in connection with the acquisition of Bradford Particle Design, plc. Except (i) as set forth above, (ii) as set forth in the Parent SEC Documents, (iii) outstanding warrants to purchase 56,000 shares of Parent Common Stock, (iv) conversion rights of Parent's outstanding 6 3/4% convertible subordinated debentures due October 2007, (v) conversion rights of Parent's outstanding 5% convertible subordinated notes due February 2005, and (vi) conversion rights of Parent's outstanding 3 1/2% convertible subordinated notes due October 2005, as of March 31, 2001, there were not outstanding subscriptions, options or warrants granted by Parent to acquire any shares of Parent Common Stock or outstanding securities, interests or obligations of Parent convertible into or exchangeable for any shares of Parent Common Stock.

    (c) Except as set forth in (A) the Parent SEC Documents; (B) that certain Restated Investor Rights Agreement dated April 29, 1993, as amended; (C) that certain Stock Purchase Agreement dated January 18, 1995; (D) that certain Stock Purchase Agreement dated March 1, 1996; (E) those certain Stock Purchase Agreements dated January 28, 1997; (F) that certain Stock Purchase Agreement dated December 8, 1998; (G) that certain Resale Registration Rights Agreement dated October 13, 1999; (H) that certain Registration Rights Agreement dated January 25, 2000; (I) that certain Resale Registration Rights Agreement dated February 8, 2000; (J) that certain Resale Registration Rights Agreement dated October 17, 2000; and (J) that certain Offer Document dated December 21, 2000 (i) none of the outstanding shares of Parent Common Stock is entitled to or subject to any premptive right, right of first offer or similar right created by Parent or imposed by applicable law with respect to Parent Common Stock; and (ii) there is no contract to which Parent is party relating to the registration of any shares of Parent Common Stock.

    (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are issued and outstanding and held by Parent.

    3.7  Absence of Changes. Since March 31, 2001, no event has occurred that will or could reasonably be expected to have a Material Adverse Effect on Parent.

    3.8  Liabilities. Except for the transactions contemplated herein or as reflected in the Parent SEC Documents, Parent has no accrued, contingent or other liabilities of any nature, either mature or unmatured, which could reasonably be expected to have a Material Adverse Effect on Parent.

    3.9  Legal Proceedings. Except as disclosed in the Parent SEC Documents, there is no pending Legal Proceeding and (to the knowledge of Parent) no Person has overtly threatened to commence any Legal Proceeding (i) that involves Parent or any of the assets owned or, to the knowledge of Parent, assets used by Parent and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Parent; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

    3.10  Compliance with Legal Requirements. Parent is in compliance with all applicable Legal Requirements except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Parent.

    3.11  Proprietary Assets. Except as disclosed in the SEC Documents or Part 3.11 of Parent's Disclosure Schedule, Parent owns all Proprietary Assets claimed to be owned by Parent that are material to the business of Parent, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable, and minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent. To its knowledge, Parent has a valid right to use, license and otherwise exploit all Proprietary Assets licensed or otherwise made available to Parent that are material to Parent. Except as disclosed in the Parent SEC Documents, Parent has not developed jointly with any other Person any Proprietary Asset that is material to the business of the Parent with respect to which such other Person has any rights. Parent has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of all material Parent Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by disclosure).

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDERS

    4.1  Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

    4.2  Operation of the Company's Business. During the Pre-Closing Period:

    (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

    (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationship with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

    (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

    (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

    (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

    (f)  the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security other than the issuance, delivery and or sale of Company Common Stock pursuant to the exercise of Company Options;

    (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under (except to the extent acceleration of vesting occurs as a result of transactions contemplated herein and waivers and amendments contemplated by this Agreement) (i) any provision of its 1996 Nonqualified Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

    (h) neither the Company nor Signing Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (i)  the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

    (j)  the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000 and except for capital expenditures in connection with the construction of the Company's building located at Discovery Drive, Huntsville, Alabama which shall not exceed the amounts set forth on Part 4.2(j) of the Disclosure Schedule or be made other than in connection with the expenditures specifically described on Part 4.2(j) of the Disclosure Schedule;

    (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract relating to any Company Proprietary Asset or involving payments or obligations in excess of $100,000, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

    (l)  the Company shall not (i) acquire, lease or license any real property, Proprietary Asset or other right or asset ("Other Asset"), which Other Asset has a value in excess of $100,000, from any other Person, (ii) sell or otherwise dispose of, or lease or license, any real property, Proprietary Asset or Other Asset, which Other Asset has a value in excess of $100,000, to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not related to real property or Proprietary Assets, or involve payments or obligations less than $100,000;

    (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money other than (A) in connection with the financing of trade payables in the ordinary course of business consistent with past practices; or (B) pursuant to existing credit facilities in the ordinary course of business;

    (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than bonuses and raises paid in the ordinary course of business, in accordance with past practice and which will not exceed $5,000 individually or $100,000 in the aggregate; or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $40,000;

    (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

    (p) the Company shall not make any Tax election (except to the extent the filing of Tax Return constitutes an election);

    (q) the Company shall not commence or settle any material Legal Proceeding;

    (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(a)" through "(r)" above if (A) provided on Part 4.2 of the Disclosure Schedule, (B) Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company), or (C) contemplated or permitted by this Agreement.

    4.3  Notification; Updates to Disclosure Schedule.

    (a) During the Pre-Closing Period, the Company shall use reasonable commercial efforts to promptly notify Parent in writing of:

       (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Designated Shareholders in this Agreement;

      (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that the Company, in good faith believes, would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company or the Designated Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

      (iii) any breach of any covenant or obligation of the Company or the Signing Shareholders; and

      (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

    (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Designated Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

    4.4  No Negotiation.  During the Pre-Closing Period, neither the Company, its Representatives, nor the Signing Shareholders shall, directly or indirectly:

    (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

    (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

    (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or the Signing Shareholders during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

    5.1  Filings and Consents.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Company and Parent shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the Company or Parent, as the case may be, during the Pre-Closing Period.

    5.2  Sale of Parent Common Stock; Shareholder's Certificates.  The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Company's shareholders pursuant to Section 1.5 hereof shall constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer pursuant to the Lock-Up Agreement (as defined below). It is acknowledged and understood that Parent is relying upon certain written representations made by each shareholder. The Company will use its best efforts to cause each shareholder of the Company to execute and deliver to Parent a Shareholder's Certificate in the form attached hereto as Exhibit D.

    5.3  Company Shareholders' Consent.  The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the Alabama Business Corporation Act, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). Without limiting the generality or the effect of anything contained in the Shareholder Agreement being executed and delivered by the Signing Shareholders to Parent contemporaneously with the execution and delivery of this Agreement, the Signing Shareholders shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by the Signing Shareholders on the record date for the Company Shareholders' Meeting to be voted in favor of the Merger and this Agreement at such meeting. For greater certainty, in lieu of calling and holding a special shareholders' meeting, the Company may solicit the approval of the shareholders of the Company of the Merger and the other transactions contemplated by this Agreement by written consent. In any event, the Company shall solicit by written consent, or hold a special meeting of shareholders, for the purpose of voting upon the approval and adoption of the Merger and this Agreement no later than 30 days after the date of this Agreement.

    5.4  Public Announcements.  During the Pre-Closing Period, (a) neither the Company nor the Signing Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

    5.5  Best Efforts.  During the Pre-Closing Period, (a) the Company and the Signing Shareholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis (including, without limitation, to cure any inaccuracy in any representation or warranty that could exist as of the Scheduled Closing Time), and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis (including, without limitation, to cure any inaccuracy in any representation or warranty that could exist as of the Scheduled Closing Time).

    5.6  Tax Matters.  Prior to the Closing, Parent and the Company shall execute and deliver to Cooley Godward LLP, tax representation letters in substantially the form of Exhibit D (which will be used in connection with the legal opinion contemplated by Section 6.5(l)).

    5.7  Employment and Noncompetition Agreements.  At or prior to the Closing, J. Milton Harris shall execute and deliver to the Surviving Corporation and Parent an Employment Agreement in substantially the form of Exhibit G-1 and a Noncompetition Agreement in substantially the form of Exhibit H-1, and Michael Bentley shall execute and deliver to the Surviving Corporation and Parent an Employment Agreement in substantially the form of Exhibit G-2 and a Noncompetition Agreement in substantially the form of Exhibit H-2.

    5.8  Lock-Up Agreement.  At or prior to the Closing, each of the Designated Shareholders shall execute and deliver to Parent a Lock-Up Agreement in substantially the form of Exhibit I.

    5.9  Employee Related Matters.  Parent shall offer to employees of the Company as of the date of this Agreement who are also employees of the Company immediately prior to the Effective Time employment by the Parent or Merger Sub after the Effective Time, and each such offer shall be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Merger Sub, following the Closing shall, subject to any necessary transition period and the terms of such plans, be immediately eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under all Parent's benefit plans for time served as an employee of the Company (it being agreed that such credit shall not apply with respect to the vesting schedule of any stock options granted by Parent to such employees other than Company Options assumed by the Parent pursuant to Section 1.6).

    5.10  Tax-Free Reorganization.  No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code.

    5.11  FIRPTA Matters.  At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

    5.12  Release.  At the Closing, each of the shareholders of the Company shall execute and deliver to the Parent, Merger Sub and Company a Release in substantially the form of Exhibit K.

    5.13  Termination of Employee Plans.  The Company shall terminate, effective as of the day immediately preceding the Closing Date, conditioned upon Closing, any and all 401(k) plans or other pension plans (the "401(k) Plan") sponsored or maintained by Company unless Parent provides written notice to Company prior to the day immediately preceding the Closing Date that any such 401(k) Plan shall not be terminated. Company shall provide Parent written evidence that the 401(k) Plan has been terminated pursuant to resolutions of Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

    5.14  Title Insurance.  Prior to the Closing, the Company shall obtain an ALTA owner's policy of title insurance to the Company's benefit in such amounts and on such terms as reasonably consented to by Parent, with respect to the Company's property at Discovery Drive, Huntsville, Alabama.

    5.15  Amendment of Consulting Contracts.  Prior to the Closing, the Company shall take commercially reasonable efforts to amend all outstanding Contracts with Dr. Thomas P. Davis and Dr. Marshall Schreeder on such terms as are reasonably acceptable to Parent (the "Schreeder/Davis Amendments"), which agreements, as so amended, will be in full force and effect as of the Effective Time.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1  Accuracy of Representations.  Each of the representations and warranties made by the Company and the Signing Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

    6.2  Performance of Covenants.  All of the covenants and obligations that the Company and the Signing Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    6.3  Shareholder Approval.  The principal terms of the Merger shall have been duly approved by the affirmative vote of 100% of the shares of Company Common Stock entitled to vote with respect thereto.

    6.4  Consents.  All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement by the Company or Designated Shareholders (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

    6.5  Agreements and Documents.  Parent and the Surviving Corporation shall have received the following agreements and documents, each of which shall be in full force and effect:

    (a) An Escrow Agreement in substantially the form of Exhibit C, executed by the Shareholders' Agent and the other parties thereto, and the Escrow Consideration shall have been deposited thereunder;

    (b) Shareholder's Certificates in substantially the form of Exhibit D, executed by each of the Company's shareholders;

    (c) Employment Agreements in substantially the form of Exhibit G-1 or G-2, executed by the appropriate individuals identified on Exhibit F;

    (d) Noncompetition Agreements in substantially the form of Exhibit H-1 or H-2, executed by the appropriate individuals identified on Exhibit F;

    (e) a Lock-Up Agreement in substantially the form of Exhibit I, executed by each of the Designated Shareholders;

    (f)  a Registration Rights Agreement in substantially the form of Exhibit J, executed by each of the shareholders of the Company;

    (g) a Release in substantially the form of Exhibit K, executed by each of the shareholders of the Company;

    (h) confidential invention and assignment agreements (containing no exceptions or exclusions as to the scope of coverage) in substantially the form provided to Parent on or prior to the date of this Agreement, executed by all current employees, consultants and independent contractors of the Company who have not already signed such agreements and who are involved in or contributed to, the creation or development of any Company Proprietary Asset (including all individuals identified in Part 2.9(b) of the Disclosure Schedule);

    (i)  the statement referred to in Section 5.11(a), executed by the Company;

    (j)  an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by Shearwater Polymers, LLC;

    (k) a legal opinion of Bradley, Arant, Rose & White LLP, in a form reasonably acceptable to Parent, with respect to the matters set forth on Exhibit L;

    (l)  a legal opinion of Cooley Godward LLP in substantially the form set forth as Exhibit Q (or a similar opinion of such other counsel as may be reasonably agreed to by Parent and the Company in such form as may be reasonably agreed to by Parent and the Company), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letter referred to in Section 5.6);

    (m) a certificate executed by the Chief Executive Officer of the Company and the Designated Shareholders and containing the representation and warranty of the Company and the Designated Shareholders that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Closing Certificate");

    (n) written resignations of all directors of the Company, effective as of the Effective Time;

    (o) the letter agreement dated May 14, 2001 in the form provided by the Company to Parent, executed by the Company and Professor Francesco Veranese; and

    (p) the letter agreement, in substantially the form set forth as Exhibit P, executed by Simon Pedder; and

    (q) the Schreeder/Davis Amendments.

    6.6  FIRPTA Compliance.  The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.11(b).

    6.7  Blue Sky Compliance.  Parent shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Parent Common Stock pursuant to this Agreement.

    6.8  HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    6.9  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    6.10  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.11  No Legal Proceedings.  No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

    6.12  Employees.  None of the individuals identified on Exhibit M shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

    6.13  Termination of Employee Plans.  The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.13.

    6.14  Amendment of Real Property Lease.  Shearwater Polymers, LLC and the Company shall amended and restated the Lease Agreement dated May 27, 1999, by and between Shearwater Polymers, LLC and the Company to provide for the matters described in Part 6.15 of the Disclosure Schedule.

    6.15  Payment of Receivable.  Shearwater Polymers, LLC shall have repaid (without any requirement of additional capital contributions to Shearwater Polymers, LLC by the Company) all accrued interest and outstanding principal on the note receivable held by the Company in principal amount of $243,867.27, dated as of March 31, 2001.

    6.16  No issuance of Capital Stock.  The Company shall not, since the date of this Agreement, have issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security.

    6.17  No Material Adverse Change.  There shall have been no event, violation, inaccuracy, circumstance or other matter that constitutes a Material Adverse Effect on the Company.

    6.18  Shareholder Approval of Option Acceleration.  The shareholders of the Company shall have approved the acceleration of the Company Options under the Company's 1996 Nonqualified Stock Option Plan in accordance with Section 280G of the Internal Revenue Code and the regulations thereunder.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1  Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

    7.2  Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

    7.3  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    7.4  Consents.  All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub shall have been obtained and shall be in full force and effect.

    7.5  Agreements and Documents.  The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

    (a) a Registration Rights Agreement in the form of Exhibit J, executed by Parent.

    (b) a certificate executed by the Chief Executive Officer of the Parent and containing the representation and warranty of the Parent that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) and that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied;

    (c) Employment Agreements in the form of Exhibit G, with respect to the individuals identified on Exhibit F, executed by Merger Sub;

    (d) a legal opinion of Cooley Godward LLP, in a form reasonably acceptable to the Company, dated as of the Closing Date, with respect to the matters set forth on Exhibit N (it being understood and agreed that Cooley Godward LLP may rely on Alabama counsel with respect to matters of Alabama law); and

    (e) a legal opinion of the general counsel to Parent, in a form reasonably acceptable to the Company, dated as of the Closing Date, with respect to the matters set forth on Exhibit O.

    7.6  HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    7.7  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.8  Tax Opinion.  The Company shall have received a copy of the executed legal opinion of Cooley Godward LLP to Parent in substantially the form set forth as Exhibit Q (or a similar opinion of such other counsel as may be reasonably agreed to by Parent and the Company in such form as may be reasonably agreed to by Parent and the Company), dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letter referred to in Section 5.6); provided, however, that in no case shall this condition be met if the Cash Consideration shall exceed 55% of the Merger Consideration as of the Closing Date.

    7.9  Payment of Consideration.  The Cash Consideration to be paid to the Company's shareholders shall have been wire transferred to the Escrow Agent and, except with respect to the Escrowed Cash, distributed in accordance with the Escrow Agreement.

SECTION 8. TERMINATION

    8.1  Termination Events.  This Agreement may be terminated prior to the Closing:

    (a) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

    (b) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

    (c) by Parent if the Closing has not taken place on or before July 31, 2001 or such later date as mutually agreed to by Parent and the Company (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

    (d) by the Company if the Closing has not taken place on or before July 31, 2001 or such later date as mutually agreed to by Parent and the Company (other than as a result of the failure on the part of the Company or the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

    (e) by the mutual consent of Parent and the Company; or

    (f)  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree, or ruling or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

    8.2  Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

    8.3  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 8.3, there shall be no liability or obligation hereunder on the part of any of the parties hereto or their respective officers, directors, stockholders or affiliates); provided, however, that this Section 8.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

SECTION 9. INDEMNIFICATION, ETC.

    9.1  Survival of Representations, Etc.

    (a) The representations and warranties made by the Company and Designated Shareholders (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the date eighteen (18) months following the Closing Date provided, however, that the representations and warranties set forth in Section 2.14 hereof shall not expire until all applicable statutes of limitations with respect to the matters covered by Section 2.14 have expired; provided, further, that if, at any time prior to the respective expiration dates set forth above, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent (as defined below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and Designated Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the expiration dates set forth above until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease; provided, however, that the representatives and warranties set forth in Section 3.4 hereof shall not expire and shall survive the Closing.

    (b) Except as set forth in 9.2(f), the representations, warranties made by the Company and Designated Shareholders, and the covenants and obligations of the Company and Designated Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

    (c) Notwithstanding the provisions of Section 9.2(a), in the event of intentional fraud any claim for such intentional fraud, shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to such fraud claim.

    9.2  Indemnification by Shareholders.

    (a) From and after the Effective Time (but subject to Section 9.1), the shareholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock and/or cash payments pursuant to Section 1.5 (the "Indemnitors"), severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse (which compensation and reimbursement, except in the event of intentional fraud or breaches of representations and warranties set forth in Section 2.14, shall be solely from and out of the Escrow Consideration) each of the Indemnitees for, (i) any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (A) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but with giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing) to the extent such representation and warranty has not expired pursuant to Section 9.1 above; and (B) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (ii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(A)", or "(B)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9). The indemnities contained in this Section 9.2 shall expire on the date 18 months following the Closing Date, except (i) with respect to which a notice of an inaccuracy in or a breach of any of the representations and warranties or breach of any covenant or obligation shall have been provided, (ii) with respect to intentional fraud; and (iii) with respect to breaches of the representations and warranties set forth in Section 2.14 herein.

    (b) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

    (c) The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) or (ii) until such time as the total amount of all Damages (including the Damages arising from any inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate (the "Damages Threshold"); provided, however, if the total amount of such Damages exceeds the Damages Threshold, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for any and all Damages regardless of the Damages Threshold.

    (d) Notwithstanding anything to the contrary set forth in this Agreement, the maximum liability of each Indemnitor to the Indemnitees for Damages relating to any breach by the Company or Designated Shareholders of any representation or warranty, covenant or other provision contained in this Agreement shall be limited to an amount equal to and, except in the event of intentional fraud or breaches of the representations and warranties set forth in Section 2.14, payable solely out of the Escrow Consideration held in the name of such Indemnitor pursuant to Section 1.8; provided, however,that the limitation with respect to the amount of liability to which any Indemnitor may become subject that are set forth in this Section 9.2(d) shall not apply in the case of intentional fraud.

    (e) Notwithstanding anything to the contrary set forth in this Agreement, the indemnity provided in this Section 9 shall be the sole and exclusive remedy of the Indemnitees for Damages relating to any breach by the Company or Designated Shareholders of any representation or warranty, covenant or other provision contained in this Agreement; provided, however, that the limitations set forth in this Section 9.2(e) shall not apply in the case of intentional fraud.

    (f)  Notwithstanding anything to the contrary set forth in this Agreement, the Indemnitees shall not be entitled to indemnification under this Section 9 which arises out of facts and circumstances specifically disclosed on the Disclosure Schedule, any update to the Disclosure Schedule delivered prior to Closing or the Company Closing Certificate and not be entitled to indemnification under this Section 9 for any Tax liability incurred by Company arising from: (i) any merger, liquidation, business combination or other structural change to the Company made by or on behalf of Parent or Merger Sub on or after the Closing Date, (ii) any Tax election(s) made by or on behalf of Parent or Merger Sub immediately before, on or after the Closing Date, or (iii) any Taxes incurred by the operation of the Company's business by Parent or Merger Sub after the Closing Date.

    (g) The parties each agree to use their commercially reasonable efforts to mitigate any Damages which are subject to indemnification hereunder.

    9.3  No Contribution.  Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Closing Certificate.

    9.4  Interest.  Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

    9.5  Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Shareholders' Agent; provided, however, that the Shareholders' Agent may retain separate co-counsel at its sole cost and expense and participate in the defense of such claim or Legal Proceeding. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

    (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

    (b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

    (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

    Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation and shall keep the Shareholders' Agent informed at all stages thereof; provided, however, that any failure on the part of Parent to so notify or inform the Shareholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    9.6  Exercise of Remedies by Indemnitees Other Than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented in writing to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. MISCELLANEOUS PROVISIONS

    10.1  Designated Shareholders' Agent.  By virtue of their approval of the Merger, the shareholders of the Company hereby irrevocably appoint J. Milton Harris as their agent for purposes of Section 9 (the "Shareholders' Agent"), and J. Milton Harris hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Company Shareholder by the Shareholders' Agent, as fully binding upon such Company Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then the Company Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Section 9 and this Section 10.1.

    10.2  Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    10.3  Fees and Expenses.

    (a) Except as provided in Section 10.3(b), Parent and the Company agree that each party to this Agreement shall bear and pay its respective fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs, and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any fling or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. Parent and the Company agree that all such fees, costs and expenses are incurred solely for the benefit of Parent and the Company and, except as set forth in Section 10.3(b) no such fee, cost or expense shall be attributed to the officers, directors, employees, or shareholders of the Parent or the Company.

    (b) Notwithstanding the provisions of 10.3(a), fees incurred with respect to filings made pursuant to the HSR Act on behalf of any shareholder of the Company with respect to the transactions contemplated in by this Agreement and (ii) any legal fees incurred by shareholders of the Company not incident to the representation of the Company by its counsel, shall be borne and paid by such shareholder and not the Company or Parent.

    10.4  Attorneys' Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    10.5  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:
Inhale Therapeutic Systems, Inc. 150 Industrial Way San Carlos, CA 94070 Attention: General Counsel Facsimile: (650) 631-3150
with a copy to:
Cooley Godward llp Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94025 Attention: Mark P. Tanoury, Esq. Facsimile: (650) 849-7400
if to the Company:
Shearwater Corporation 1112 Church Street Huntsville, AL 35801 Attention: J. Milton Harris Facsimile: (256) 533-4805
with a copy to:
Bradley Arant Rose and White LLP 200 Clinton Ave, Suite 900 Huntsville, AL 35801 Attention: Scott Ludwig, Esq. Facsimile: (256) 517-5200
if to the Shareholders' Agent:
J. Milton Harris 3119 Highland Plaza Huntsville, AL 35801 Facsimile: (256) 553-4805
with a copy to:
Bradley Arant Rose and White LLP 200 Clinton Ave, Suite 900 Huntsville, AL 35801 Attention: Scott Ludwig, Esq. Facsimile: (256) 517-5200

    10.6  Confidentiality.  Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, the Signing Shareholders shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in the Signing Shareholders' possession that relates to the business of the Company or Parent.

    10.7  Time of the Essence.  Time is of the essence of this Agreement.

    10.8  Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    10.9  Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    10.10  Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

    10.11  Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Signing Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9); and the respective successors and assigns (if any) of the foregoing.

    10.12  Specific Performance.  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of (i) any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement prior to the Closing or (ii) Section 10.6 or Section 8.3 herein at any time as such provisions shall be in effect, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    10.13  Waiver.

    (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.14  Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

    10.15  Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    10.16  Parties in Interest.  Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Company's shareholders, and their respective successors and assigns (if any).

    10.17  Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof; provided, however, that the Confidentiality Agreement executed by the Company on behalf of the Parent on March 13, 2001 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

    10.18  Construction.

    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    The parties hereto have caused this Agreement to be executed and delivered as of May 22, 2001.

INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation
By:	/s/ AJIT S. GILL
Its:	President and Chief Executive Officer
SQUARE ACQUISITION CORP., an Alabama corporation
By:	/s/ AJIT S. GILL
Its:	Chairman and President

SHEARWATER CORPORATION, an Alabama corporation
By:	/s/ J. MILTON HARRIS J. Milton Harris As its: President
DESIGNATED SHAREHOLDERS
By:	/s/ J. MILTON HARRIS J. Milton Harris
By:	Puffinus, L.P. By: Puffinus, Inc., an Alabama corporation, in its capacity as general partner of Puffinus LP, a Delaware limited partnership
By:	/s/ J. MILTON HARRIS J. Milton Harris As President of Puffinus, Inc., an Alabama corporation, in its capacity as general partner of Puffinus LP, a Delaware limited partnership
SHAREHOLDERS' AGENT
By:	/s/ J. MILTON HARRIS J. Milton Harris

Exhibit A
CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit B):

    Acquisition Transaction.  "Acquisition Transaction" shall mean any transaction involving:

      (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

      (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

      (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

    Agreement.  "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

    Company Contract.  "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

    Company Proprietary Asset.  "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company necessary for the operation of the Company's business as currently conducted.

    Consent.  "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    Contract.  "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    Damages.  "Damages" shall mean any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, or any out-of-pocket fees (including reasonable attorneys' fees), charges, costs (including costs of investigation) or expenses of any nature.

    Disclosure Schedule.  "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Shareholders.

    Encumbrance.  "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    Entity.  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    Environmental Law.  "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health from Materials of Environmental Concern (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

    Escrow Agent.  "Escrow Agent" shall mean State Street Bank and Trust Company of California, N.A., or such other financial institution as may be reasonably selected by Parent.

    Exchange Act.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    Government Bid.  "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

    Government Contract.  "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

    Governmental Authorization.  "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body; provided, however that the term Government Authorizations shall not include Governmental Authorizations with respect to ownership of Proprietary Assets.

    Governmental Body.  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR Act.  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    Indemnitees.  "Indemnitees" shall mean the following Persons: (a) Parent and its subsidiaries other than Merger Sub; (b) Merger Sub; (c) the respective executive officers (as defined in Rule 3b-7 of the Exchange Act) and directors of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above; provided, however, that the Designated Shareholders shall not be deemed to be "Indemnitees."

    Knowledge.  "Knowledge" shall mean (A) with respect to an individual (i) actual knowledge of such individual, and (ii) that knowledge which a prudent business Person would have obtained in the management of such Person's business affairs after making reasonable due inquiry and exercising reasonable due diligence; and (B) with respect to an Entity (i) actual knowledge of the officers and directors of such Entity, and (ii) that knowledge which a prudent business Person in the position of such an officer or director would have obtained in the management of such Person's business affairs after making reasonable due inquiry and exercising reasonable due diligence.

    Legal Proceeding.  "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    Legal Requirement.  "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body as the same are currently in effect and interpreted as of the date of this Agreement.

    Material Adverse Effect.  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on an entity if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations, or financial performance of such entity and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, in and of itself, to have a Material Adverse Effect on an entity: (A) an event, violation, inaccuracy, circumstance or that results from (1) conditions affecting the U.S. economy as a whole or any foreign economy in any location where such entity has material operations or sales, or (2) conditions affecting the biotechnology industry so long as such conditions do not affect the entity in a disproportionate manner as compared with companies of a similar size, (B) a delay in customer orders arising primarily out of or resulting primarily from the announcement of the transactions contemplated by this Agreement, or (C) any failure by the entity to meet internal projections or forecasts or published revenue or earnings predictions.

    Materials of Environmental Concern.  "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that are currently regulated by any Environmental Law.

    Parent Common Stock.  "Parent Common Stock" shall mean common stock of Parent.

    Parent Stock Price.  "Parent Stock Price" shall mean the average of the closing sales prices of a share of Parent Common Stock as reported on the Nasdaq national market for each of the ten consecutive trading days preceding the date prior to Closing Date.

    Person.  "Person" shall mean any individual, Entity or Governmental Body.

    Proprietary Asset.  "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, computer software, computer program, invention, proprietary product, technology, proprietary right or (b) right to use or exploit any of the foregoing.

    Representatives.  "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    Securities Act.  "Securities Act" shall mean the Securities Act of 1933, as amended.

    Tax.  "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    Tax Return.  "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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  EXHIBIT 2.1
Exhibit A CERTAIN DEFINITIONS